Exhibit 99.1

Hubbell Announces Chief Financial Officer Succession

Shelton, CT, September 10, 2025 - Hubbell Incorporated (NYSE: HUBB) today announced that Bill Sperry will retire as Chief Financial Officer effective December 31, 2025 after 17 years of distinguished service to the company, including 14 years as CFO. Joseph Capozzoli, Vice President, Finance of the company’s Electrical Solutions segment, has been appointed to succeed Bill as Senior Vice President and Chief Financial Officer, effective January 1, 2026.

“Bill’s financial and strategic leadership have helped shape Hubbell into the company it is today,” said Gerben Bakker, Chairman, President and CEO. “Bill’s focus on performance, portfolio management, capital deployment, and creating value for our shareholders has guided Hubbell through a period of exceptional growth and success. Bill has been a key thought leader within Hubbell, and he is held in the highest regard by our employees, customers and key stakeholders. I have long valued our partnership and his commitment to Hubbell.”

Mr. Bakker continued, “I am also pleased to have Joe Capozzoli succeed Bill as CFO next year. Joe’s depth of experience, demonstrated leadership capabilities and track record of success in prior roles are a testament to Hubbell’s strong bench of talent. Most recently, Joe has been instrumental in driving strong financial performance and margin expansion in our Electrical Solutions segment, as well as playing a key leadership role in our journey to transform HES into a unified operating segment. I have worked closely with Joe over our tenures at Hubbell, and I look forward to him delivering further value to our key stakeholders in his new role as CFO.”

Mr. Sperry will work with Mr. Capozzoli throughout 2025 to provide transition support and Mr. Sperry will then continue as Executive Vice President of the company into 2026.

Mr. Capozzoli joined Hubbell in April, 2013 as Vice President, Controller and served in this role as the company’s Principal Accounting Officer until January, 2021. Mr. Capozzoli then was Hubbell’s Vice President, Business Transformation prior to becoming the Electrical Solutions segment finance leader in January, 2023. Prior to joining Hubbell, Mr. Capozzoli spent more than 15 years in leadership positions at major multi-national corporations. He holds an MBA in Finance from Villanova University and a Bachelor of Science degree in Business Administration from LaSalle University. Mr. Capozzoli is also a certified public accountant. Starting in 2026, he will report to Mr. Bakker.